EXHIBIT 99.1

HSN, Inc. Reports Third Quarter 2010 Results

  HSNi net sales increased 10% with sales growth of 6% at HSN and 23% at Cornerstone
  HSNi internet net sales increased 15% with internet penetration reaching 39%
  Cornerstone Adjusted EBITDA increased 237% continuing the trend of strong growth in EBITDA

ST. PETERSBURG, Fla., Nov. 3, 2010 (GLOBE NEWSWIRE) -- HSN, Inc. (Nasdaq:HSNI) reported results for the third quarter ended September 30, 2010 for HSN, Inc. ("HSNi") and its two operating segments, HSN and Cornerstone.

Table 1
SUMMARY RESULTS AND KEY OPERATING METRICS (a)
($ in millions, except per share and average price point amounts)

	Q3 2010	Q3 2009	Change

Net Sales	$ 708.4	$ 641.2	10%
Non-GAAP:
Adjusted EBITDA	$ 49.0	$ 48.8	0%
Adjusted Net Income	$ 18.7	$ 18.6	1%
Adjusted EPS	$ 0.31	$ 0.32	(3%)
GAAP:
Operating Income	$ 32.8	$ 36.1	(9%)
Net Income	$ 14.9	$ 16.6	(10%)
Diluted EPS	$ 0.25	$ 0.29	(14%)

HSNi:
Average price point	$ 60.25	$ 58.35	3%
Units shipped (millions)	13.1	12.3	6%
Gross profit %	35.3%	37.0%	(170 bps)
Return rate %	18.2%	18.1%	(10 bps)
Internet net sales% (b)	38.8%	37.2%	160 bps

(a) Segment results for HSNi's two operating segments, HSN and Cornerstone, are presented separately in Tables 2 and 3 of this release.
(b) Internet net sales as a percent of total HSNi net sales.

See reconciliation of GAAP to non-GAAP measures in Table 4.

Third Quarter 2010 Results vs Third Quarter 2009 Results

  HSNi's net sales grew 10% to $708.4 million over the prior year. Net sales for HSN increased 6% which included 10% sales growth at HSN.com. Cornerstone's net sales increased 23% to $214.7 million with internet sales representing 56.9% of its net sales.
  HSNi's Adjusted EBITDA was $49.0 million compared to $48.8 million in the prior year. These results were driven by a 10% increase in net sales, partially offset by a 170 basis point decrease in gross profit margin and a 7% increase in operating expenses, excluding non-cash charges. Operating income decreased 9% to $32.8 million compared to $36.1 million in the prior year. Included in Adjusted EBITDA and operating income is a $2.5 million sales provision for an upcoming voluntary product recall at one of the Cornerstone brands and costs related to a $2.5 million legal settlement.
  Adjusted EPS was $0.31 compared to $0.32 in the prior year. GAAP diluted EPS was $0.25 compared to $0.29 in the prior year. The combined impact of the product recall and legal settlement on Adjusted EPS and GAAP diluted EPS was $3.0 million, net of taxes, or $0.05 per diluted share.

"HSNi's net sales growth of 10% reinforces the strength of the HSN and Cornerstone brands. Our efforts to reach customers across multiple channels continue to be successful and contributed to an e-commerce net sales gain of 15% in the quarter," said HSNi CEO Mindy Grossman.

"At HSN, our strategy of utilizing content to create communities and drive commerce delivered a net sales increase of 6% and best customer growth of 9%, due primarily to strength in apparel, accessories and electronics as well as the addition of new brand partners and marketing initiatives. At Cornerstone, net sales increased 23%, the largest year-over-year growth rate of any quarter since 2005," added Ms. Grossman. "We undertook key strategic initiatives this quarter that were focused on customer engagement by creating content-immersive experiences and leveraging our unique multichannel platform."

Table 2
SEGMENT RESULTS
($ in millions)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
Net Sales
HSN	$ 493.7	$ 467.0	6%	$ 1,479.1	$ 1,396.1	6%
Cornerstone	214.7	174.2	23%	602.5	514.8	17%
Total HSNi	$ 708.4	$ 641.2	10%	$ 2,081.6	$ 1,910.9	9%

Gross Profit
HSN	$ 169.9	$ 168.6	1%	$ 503.7	$ 473.4	6%
Cornerstone	79.8	68.5	17%	241.2	206.8	17%
Total HSNi	$ 249.7	$ 237.1	5%	$ 744.9	$ 680.2	10%

Adjusted EBITDA (Non-GAAP measure)
HSN	$ 43.1	$ 47.1	(8%)	$ 138.5	$ 120.6	15%
Cornerstone	5.9	1.7	237%	25.8	(2.5)	1116%
Total HSNi	$ 49.0	$ 48.8	0%	$ 164.3	$ 118.1	39%

Operating Income (Loss)
HSN	$ 30.7	$ 37.1	(17%)	$ 104.5	$ 92.0	14%
Cornerstone	2.1	(1.0)	293%	14.1	(11.3)	225%
Total HSNi	$ 32.8	$ 36.1	(9%)	$ 118.6	$ 80.7	47%

See reconciliation of GAAP to non-GAAP measures in Table 4.

Table 3
SEGMENT KEY OPERATING METRICS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2010	2009	Change	2010	2009	Change
HSN:
Average price point	$ 57.82	$ 56.63	2%	$ 57.96	$ 57.14	1%
Units shipped (millions)	9.7	9.5	3%	29.0	27.6	5%
Gross profit %	34.4%	36.1%	(170 bps)	34.1%	33.9%	20 bps
Return rate %	19.2%	19.5%	30 bps	19.0%	18.8%	(20 bps)
Internet net sales % (a)	30.9%	29.8%	110 bps	31.0%	29.4%	160 bps
Cornerstone:
Average price point	$ 67.22	$ 64.03	5%	$ 67.03	$ 65.70	2%
Units shipped (millions)	3.4	2.9	18%	9.5	8.4	13%
Gross profit %	37.2%	39.3%	(210 bps)	40.0%	40.2%	(20 bps)
Return rate %	15.9%	14.2%	(170 bps)	15.0%	15.1%	10 bps
Internet net sales % (a)	56.9%	56.9%	0 bps	56.3%	56.0%	30 bps
Catalog circulation (millions)	63.3	55.5	14%	196.5	180.0	9%

(a) Internet net sales as a percent of segment net sales.

HSN Segment Results for the Third Quarter 2010

HSN's net sales increased 6% to $493.7 million. The sales growth was driven by strong performances in apparel, accessories and electronics. HSN.com sales increased 10% over the prior year and represented 30.9% of HSN's net sales, up from 29.8% in the prior year. Units shipped and average price point increased 3% and 2%, respectively.

Gross profit increased 1% to $169.9 million. Gross profit margin declined 170 basis points to 34.4% primarily driven by increased product costs, retail price reductions and inventory reserve provisions. During the third quarter of 2009, HSN benefited from a reduction in inventories and the related reserves.

Operating expenses, excluding non-cash charges, increased 4%. The increase was primarily attributable to the costs associated with HSN2, HSN's second television shopping channel that debuted in August, costs for brand and event marketing and accrued costs for the legal settlement.

Adjusted EBITDA decreased 8% to $43.1 million from $47.1 million. Operating income decreased 17% to $30.7 million compared to $37.1 million in the prior year due to the increase in operating expenses, including non-cash charges.

Cornerstone Segment Results for the Third Quarter 2010

Net sales for Cornerstone increased 23% to $214.7 million compared to $174.2 million in the prior year. The sales growth was attributable to an increase in demand for luxury and outdoor products, the execution of strategic merchandising and marketing initiatives and an investment in catalog circulation in Cornerstone's three largest brands, Frontgate, Ballard Designs and Garnet Hill. The return rate increased to 15.9% from 14.2% primarily due to a $2.5 million sales provision recorded for the voluntary product recall.

Gross profit increased 17% to $79.8 million. Gross profit margin declined 210 basis points to 37.2% from 39.3% in the prior year. The margin decline was primarily attributable to increased product costs, shipping costs associated with rate increases on larger package deliveries and a $2.5 million sales provision for the voluntary product recall, partially offset by leverage over fixed warehousing costs.

Adjusted EBITDA increased 237% to $5.9 million from $1.7 million as a result of the growth in net sales, partially offset by catalog expenses, the product recall and accrued costs for the legal settlement. Adjusted EBITDA as a percent of net sales, improved 170 basis points to 2.7% from 1.0% in the prior year.

Operating income in the current quarter was $2.1 million compared to an operating loss of $1.0 million due to the growth in net sales, partially offset by catalog expenses, the product recall, stock-based compensation for performance-based awards and accrued costs for the legal settlement.

Liquidity and Capital Resources

As of September 30, 2010, HSNi had cash and cash equivalents of $259.4 million. Net cash provided by operating activities in the nine months ended September 30, 2010 was $6.2 million compared to $117.0 million generated in the same period last year. This variance is principally due to an increase in inventories to support sales growth and increased payments of trade payables and income taxes, partially offset by the improved operating performance. Total debt was approximately $334.1 million as of September 30, 2010, resulting in a ratio of total debt to EBITDA, as defined in HSNi's credit agreement, of approximately 1.33x, as compared to a maximum allowable leverage ratio of 2.75x.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release may contain forward-looking statements relating to the future performance of HSNi, its operating segments and its consolidated subsidiaries that are based on current expectations, forecasts and assumptions. These statements relate to expectations concerning matters that are not historical fact. These forward-looking statements are based largely on information currently available to our management and on our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, and such statements involve inherent risks and uncertainties. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance and there are a number of known and unknown risks, uncertainties, contingencies and other factors (many of which are outside our control) that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. HSNi's actual results could differ materially from those predicted. Factors that could cause or contribute to such differences include but are not limited to: the continued impact of the macroeconomic environment on consumer confidence and spending levels; whether national economic stimulus initiatives and measures to stabilize financial institutions and the economy will be successful in achieving their objectives within the expected timeframes; other changes in political, business and economic conditions, particularly those that affect consumer confidence, consumer spending or e-commerce growth; any technological or regulatory developments that could negatively impact the way we do business; changes in the interest rate environment and developments in the overall credit markets; HSNi's business prospects and strategy, including whether HSNi's initiatives will be effective; changes in our relationships with pay television operators, vendors, manufacturers and other third parties; the loss of any key member of our senior management team; our ability to offer new or alternative products and services in a cost effective manner and consumer acceptance of these products and services; and changes in product delivery costs. More information about potential factors that could affect HSNi's business and financial results is included in our filings with the U.S. Securities and Exchange Commission ("SEC"). Other unknown or unpredictable factors that could also adversely affect HSNi's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, any forward-looking statements may not prove to be accurate. All written or oral forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. Accordingly, you should not place undue reliance on any forward-looking statements, which only reflect the views of HSNi management as of the date of this press release. Such statements speak only to the date such statements are made and HSNi does not undertake to update any forward-looking statements. Historical results should not be considered as an indication of future performance.

Conference Call

Mindy Grossman, Chief Executive Officer, and Judy Schmeling, Executive Vice President and Chief Financial Officer, will hold a conference call on November 3, 2010 at 9:00 a.m., Eastern Time, to discuss these results. Those interested in participating in the conference call should dial 877-307-0246 or 224-357-2394 at least five minutes prior to the call. There will also be a simultaneous audio webcast available via HSNi's website at http://www.hsni.com.

A replay of the conference call can be accessed until Wednesday, November 17, 2010, by dialing 800-642-1687 or 706-645-9291, plus the passcode 17713726 and will also be hosted on HSNi's website for a limited time.

About HSN, Inc.

HSN, Inc. (Nasdaq:HSNI) is a $3 billion interactive multi-channel retailer with strong direct-to-consumer expertise among its two operating segments, HSN and Cornerstone. HSNi offers innovative, differentiated retail experiences on TV, online, via mobile devices, in catalogs, and in brick and mortar stores. HSN, a leading interactive multi-channel retailer which offers a curated assortment of exclusive products combined with top brand names, now reaches approximately 95 million homes (24 hours a day, seven days a week, live 364 days a year). HSN.com is a top 10 trafficked e-commerce site that offers a differentiated e-commerce experience by leveraging content, community and commerce. In addition to its existing media platforms, HSN is the industry leader in transactional innovation, including services such as HSN Shop by Remote®, the only service of its kind in the U.S., the HSN Shopping App for mobile handheld devices and HSN on Demand®. Cornerstone comprises leading home and apparel lifestyle brands including Ballard Designs®, Frontgate®, Garnet Hill®, Improvements®, Smith + Noble®, The Territory Ahead® and TravelSmith®. Cornerstone distributes more than 200 million catalogs annually, operates seven separate e-commerce sites and operates 23 retail and outlet stores.

GAAP FINANCIAL STATEMENTS
HSN, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net sales	$ 708,359	$ 641,244	$ 2,081,564	$ 1,910,947
Cost of sales	458,632	404,176	1,336,693	1,230,784
Gross profit	249,727	237,068	744,871	680,163
Operating expenses:
Selling and marketing	132,404	120,997	382,899	367,909
General and administrative	58,654	55,501	169,224	160,220
Production and programming	16,165	14,922	44,697	42,383
Amortization of intangible assets	141	140	422	421
Depreciation	9,566	9,430	28,986	28,510
Total operating expenses	216,930	200,990	626,228	599,443
Operating income	32,797	36,078	118,643	80,720
Other (expense) income:
Interest income	182	124	428	212
Interest expense	(8,271)	(8,768)	(24,873)	(26,517)
Total other expense, net	(8,089)	(8,644)	(24,445)	(26,305)
Income from continuing operations before income taxes	24,708	27,434	94,198	54,415
Income tax provision	(9,821)	(10,849)	(36,938)	(21,210)
Income from continuing operations	14,887	16,585	57,260	33,205
Loss from discontinued operations, net of tax	(9)	(13)	(24)	(69)
Net income	$ 14,878	$ 16,572	$ 57,236	$ 33,136

Income from continuing operations per share:
Basic	$ 0.26	$ 0.29	$ 1.00	$ 0.59
Diluted	$ 0.25	$ 0.29	$ 0.96	$ 0.58

Net income per share:
Basic	$ 0.26	$ 0.29	$ 1.00	$ 0.59
Diluted	$ 0.25	$ 0.29	$ 0.96	$ 0.58

Shares used in computing earnings per share:
Basic	57,607	56,391	57,279	56,362
Diluted	59,724	57,502	59,403	57,151

HSN, INC. CONSOLIDATED BALANCE SHEETS
(unaudited; in thousands)
	September 30, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$ 259,386	$ 269,921
Accounts receivable	133,116	182,746
Inventories	338,378	261,473
Deferred income taxes	22,101	21,960
Prepaid expenses and other current assets	51,245	47,152
Total current assets	804,226	783,252
Property and equipment, net	153,071	157,051
Intangible assets, net	260,763	261,185
Other non-current assets	13,924	17,162
TOTAL ASSETS	$ 1,231,984	$ 1,218,650
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	$ 209,359	$ 222,787
Current maturities of long-term debt	19,048	4,762
Accrued expenses and other current liabilities	171,021	222,739
Total current liabilities	399,428	450,288
Long-term debt, net of current maturities	315,059	333,960
Deferred income taxes	71,516	76,413
Other long-term liabilities	18,999	13,959
Total liabilities	805,002	874,620

TOTAL SHAREHOLDERS' EQUITY	426,982	344,030
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 1,231,984	$ 1,218,650

HSN, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in thousands)
	Nine Months Ended September 30,
	2010	2009

Cash flows from operating activities attributable to continuing operations:
Net income	$ 57,236	$ 33,136
Less: Loss from discontinued operations, net of tax	(24)	(69)
Income from continuing operations	57,260	33,205
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation	28,986	28,510
Amortization of intangible assets	422	421
Stock-based compensation expense	15,063	8,084
Amortization of cable and satellite distribution fees	2,519	2,520
Amortization of debt issuance costs	1,929	1,915
Loss on disposition of fixed assets	1,208	398
Deferred income taxes	(4,777)	(4,665)
Bad debt expense	12,981	11,757
Excess tax benefits from stock-based awards	(1,383)	--
Changes in current assets and liabilities:
Accounts receivable	36,763	29,079
Inventories	(76,905)	9,490
Prepaid expenses and other current assets	(5,156)	(4,740)
Accounts payable, accrued expenses and other current liabilities	(62,740)	1,037
Net cash provided by operating activities attributable to continuing operations	6,170	117,011
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(26,153)	(25,512)
Net cash used in investing activities attributable to continuing operations	(26,153)	(25,512)
Cash flows from financing activities attributable to continuing operations:
Repayment under revolving credit facility	--	(20,000)
Repayment of long-term debt	(4,762)	(11,250)
Proceeds from issuance of common stock, net of withholding taxes	12,823	--
Excess tax benefits from stock-based awards	1,383	--
Net cash provided by (used in) financing activities attributable to continuing operations	9,444	(31,250)
Total cash (used in) provided by continuing operations	(10,539)	60,249
Total cash provided by operating activities attributable to discontinued operations	4	1,028
Net (decrease) increase in cash and cash equivalents	(10,535)	61,277
Cash and cash equivalents at beginning of period	269,921	177,463
Cash and cash equivalents at end of period	$ 259,386	$ 238,740

Table 4
RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES
HSN, INC. RECONCILIATION OF GAAP EPS TO ADJUSTED EPS
(unaudited; in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Diluted earnings per share	$ 0.25	$ 0.29	$ 0.96	$ 0.58
Net income	$ 14,878	$ 16,572	$ 57,236	$ 33,136
Stock-based compensation expense	5,753	3,057	15,063	8,084
Amortization of intangible assets	141	140	422	421
Loss on disposition of fixed assets	720	93	1,208	398
Loss from discontinued operations, net of tax	9	13	24	69
Impact of income taxes	(2,775)	(1,300)	(5,854)	(3,455)
Adjusted Net Income	$ 18,726	$ 18,575	$ 68,099	$ 38,653
GAAP diluted weighted average shares outstanding	59,724	57,502	59,403	57,151
Adjusted EPS	$ 0.31	$ 0.32	$ 1.15	$ 0.68

HSN, INC. RECONCILIATION OF NON-GAAP DETAILED SEGMENT RESULTS TO GAAP
(unaudited; in thousands)

	Three Months Ended September 30, 2010			Three Months Ended September 30, 2009
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 43,122	$ 5,855	$ 48,977	$ 47,061	$ 1,737	$ 48,798
Stock-based compensation expense	(4,057)	(1,696)	(5,753)	(2,463)	(594)	(3,057)
Amortization of intangible assets	(141)	--	(141)	(140)	--	(140)
Depreciation	(7,460)	(2,106)	(9,566)	(7,253)	(2,177)	(9,430)
Loss on disposition of fixed assets	(720)	--	(720)	(61)	(32)	(93)
Operating income (loss)	$ 30,744	$ 2,053	32,797	$ 37,144	$ (1,066)	36,078
Other expense, net			(8,089)			(8,644)
Income from continuing operations before income taxes			24,708			27,434
Income tax provision			(9,821)			(10,849)
Income from continuing operations			14,887			16,585
Loss from discontinued operations, net of tax			(9)			(13)
Net income			$ 14,878			$ 16,572

	Nine Months Ended September 30, 2010			Nine Months Ended September 30, 2009
	HSN	Cornerstone	Total	HSN	Cornerstone	Total

Adjusted EBITDA	$ 138,498	$ 25,824	$ 164,322	$ 120,675	$ (2,542)	$ 118,133
Stock-based compensation expense	(10,098)	(4,965)	(15,063)	(6,462)	(1,622)	(8,084)
Amortization of intangible assets	(422)	--	(422)	(421)	--	(421)
Depreciation	(22,327)	(6,659)	(28,986)	(21,387)	(7,123)	(28,510)
Loss on disposition of fixed assets	(1,148)	(60)	(1,208)	(360)	(38)	(398)
Operating income (loss)	$ 104,503	$ 14,140	118,643	$ 92,045	$ (11,325)	80,720
Other expense, net			(24,445)			(26,305)
Income from continuing operations before income taxes			94,198			54,415
Income tax provision			(36,938)			(21,210)
Income from continuing operations			57,260			33,205
Loss from discontinued operations, net of tax			(24)			(69)
Net income			$ 57,236			$ 33,136

HSN, INC.'S PRINCIPLES OF FINANCIAL REPORTING

HSNi reports Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. HSNi endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Adjusted EBITDA is defined as operating income excluding, if applicable: (1) non-cash charges including: (a) stock-based compensation expense, (b) amortization of non-cash marketing, (c) amortization of intangibles, (d) depreciation and gains and losses on asset dispositions, and (e) goodwill, long-lived asset and intangible asset impairments; (2) pro forma adjustments for significant acquisitions; and (3) one-time items. Adjusted EBITDA is not a measure determined in accordance with GAAP, and should not be considered a substitute for operating income, net income or any other measure determined in accordance with GAAP. Adjusted EBITDA is used as a measurement of operating efficiency and overall financial performance and HSNi believes it to be a helpful measure for those evaluating companies in the retail and media industries. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes and fund capital expenditures. Adjusted EBITDA should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA has certain limitations in that it does not take into account the impact to HSNi's statement of operations of certain expenses, including stock-based compensation, amortization of non-cash marketing, amortization of intangibles, depreciation, gains and losses on asset dispositions, asset impairment charges, acquisition-related accounting and one-time items.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects, if applicable: (1) stock-based compensation expense and amortization of non-cash marketing, (2) amortization of intangible assets, (3) gains and losses on asset dispositions, (4) goodwill, long-lived asset and intangible asset impairments, (5) pro forma adjustments for significant acquisitions, (6) one-time items, and (7) discontinued operations. We believe Adjusted Net Income is useful to investors because it represents HSNi's consolidated results taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items.

Adjusted EPS is defined as Adjusted Net Income divided by diluted weighted average shares outstanding for Adjusted EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, HSNi's consolidated results, taking into account charges which are not allocated to the operating businesses such as interest expense and taxes, but excluding the effects of identified non-cash expenses or one-time items. Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA. Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

CONTACT:  HSN, Inc.
          Analysts/Investors
          Felise Glantz Kissell
            727-872-7529
            felise.kissell@hsn.net
          Media
          Mia Carbonell
            727-872-4084
            mia.carbonell@hsn.net